                       ALR Technologies Inc.
       1940-400 Burrard St., Vancouver, B.C., Canada, V6C 3A6
              Tel: (604) 618-3400 Fax: (604) 669-7678

February 17, 1999

Those Persons Set Forth in
Schedule "A" Hereto
c/o Timely Devices Inc.
201, 10323 - 178 Street
Edmonton AB T5S IR5

Dear Sirs/Mesdames:

The undersigned (the "Offeror") understands that the persons set forth in Schedule "A" hereto are the registered and beneficial owners of an aggregate of 8,000,000 Class A common shares (the "Subject Shares") of A Little Reminder (ALR) Inc. (the "Corporation"). The persons set forth in Schedule "A" are hereinafter collectively referred to as the "Shareholders".

I    THE OFFER

1.1 The Offeror is prepared to make, and following the execution of this letter agreement by all of the Shareholders, will make a take-over bid (the "Offer") for all of the issued and outstanding Class A common shares (the "Common Shares") of the Corporation on the terms and conditions herein set forth.

1.2 The Offer shall consist of an offer to purchase all of the issued and outstanding Common Shares in exchange for an equal number of common shares of the Offeror (the "Offered Shares") made by way of a take-over bid and take-over bid circular prepared in accordance with the requirements of the Securities Act (British Columbia) and all other applicable securities legislation and the regulations thereunder.

1.3 The Offer shall expire no later than the 21st day following the mailing thereof, unless extended by the Offeror.

1.4 The Offeror shall have the right to vary the Offer in such manner as the Offeror considers necessary or desirable and is not inconsistent with any of the provisions of this Agreement or applicable securities legislation and the regulations thereunder.

2    AGREEMENT TO TENDER

2.1 Subject to the terms and conditions hereof, each Shareholder as set forth in Schedule "A" hereby severally and irrevocably agrees to deposit the Common Shares beneficially owned or controlled by such Shareholder under the Offer not later than the 10th day after the date on which the Offer is made and, notwithstanding the rights granted to such Shareholder by applicable securities legislation or the terms of the Offer, further irrevocably agrees that thereafter such Shareholder will not withdraw any of the Common Shares deposited by such Shareholder under the Offer until the earliest of

     (a) the first day on which withdrawal rights are available to such Shareholder under applicable securities legislation after the making of any amendment or variation of the Offer the result or effect of which is to decrease the number of Common Shares sought;

     (b) the date on which the Offer expires or is terminated without the Offeror taking up and paying for the Subject Shares deposited under the Offer; and

     (c)  the date on which this agreement is terminated pursuant to
          Article 6 hereof.

2.2 Each Shareholder as set forth in Schedule "A" hereby severally and irrevocably agrees immediately upon the conditions set out in this section being met, to surrender for cancellation to the Offeror, for nominal consideration, that number of Offered Shares set opposite their name in Schedule "B" attached hereto, such surrender and cancellation being subject to the following conditions:

     (a) that each of 706166 Alberta Ltd. and 745797 Alberta Ltd. (the "Altaco's") shall have received payment in full for the sale of an aggregate of 5,000,000 Common Shares pursuant to share purchase agreements dated December 8, 1998 entered into by the Altaco's and various purchasers; and

     (b) all parties to the Pooling Agreement dated July 27, 1998 (the "Pooling Agreement") agreeing to terminate and replace the Pooling Agreement with an Amended Pooling Agreement in substantially the form attached hereto as Schedule "C".

3    OBLIGATION TO ACCEPT AND TAKE UP THE SUBJECT SHARES

     3.1 Upon the terms and subject to the conditions of the Offer, the Offeror will accept and take up, all Common Shares of the Corporation deposited and not withdrawn under the Offer promptly after the expiry thereof, and in any event within the time period prescribed by applicable securities laws. The Offeror may not extend the Offer, where all the terms and conditions thereof have been complied with, except those waived by the Offeror, unless the Offeror first takes up all Common Shares deposited thereunder and not withdrawn.

     3.2 Upon completion of the Offer and upon the obligations of the Shareholders contained in section 2 hereof having been fulfilled, the Offeror hereby agrees to assume any and all past, present or future debts and liabilities of the Corporation and its subsidiary, Timely Devices Inc.

4    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS

     4.1 Each Shareholder severally represents and warrants to the Offeror, and acknowledges that the Offeror is relying upon such representations and warranties in entering into this Agreement that:

          (a) such Shareholder has good and sufficient power, authority and right to enter into this agreement and to complete the transaction contemplated hereby;

          (b) assuming the due execution and delivery of this agreement by the Offeror, upon the execution and delivery hereof by such Shareholder, this agreement shall be a legal, valid and binding obligation of such Shareholder enforceable by the Offeror against such Shareholder of the transactions contemplated hereby and will not constitute a violation of or default under, or conflict with, any contract, commitment, agreement, arrangement, understanding or restriction of any kind to which such Shareholder is a party or by which such Shareholder is bound;

          (c) such Shareholder is the beneficial owner of the number of Common Shares indicated in Schedule "A" attached hereto and such Common Shares represent all of the Common Shares beneficially owned or over which control or direction is exercised by such Shareholder free and clear of all liens, charges, encumbrances, security interests and other rights of others whatsoever and has good and sufficient power, authority and right to transfer or cause to be transferred the legal and beneficial title to such Common Shares to the Offeror with good and marketable title thereto, subject to the terms of the Pooling Agreement pursuant to which each Shareholder has agreed to deposit their Common Shares with Russell & DuMoulin;

          (d) such Shareholder has no knowledge of any material change (as such term is defined in the Securities Act (British Columbia)) in the affairs of the Corporation and its subsidiaries that has not been generally disclosed; and

          (e) the foregoing representations and warranties will be true, correct and complete on the date on which the Offer is made and on the date on which the Offeror purchases the Common Shares,

4.2 Each Shareholder severally covenants and agrees with the Offeror that after the date hereof such Shareholder will use its best efforts to cause its representatives and advisors not to, directly or indirectly:

     (a) solicit, initiate, invite, encourage or continue any inquiries or proposals from, or negotiations with, any person, company or other entity other than the Offeror or any of its affiliates relating to the purchase of Common Shares, any amalgamation, merger or other form of business combination involving the Corporation or any of its subsidiaries, any sale, lease, exchange or transfer of all or a substantial portion of the assets of the Corporation or any of its subsidiaries, or any take-over bid, reorganization, recapitalization, liquidation or winding-up of or other business combination or other transaction involving the Corporation or any of its subsidiaries with any person other than the Offeror or any of its affiliates (a "Proposed Transaction");

     (b) enter into any agreement, discussion or negotiations with any person, company or other entity other than the Offeror or any of its affiliates with respect to a Proposed Transaction or potential Proposed Transaction;

     (c) furnish or cause to be furnished any non-public information concerning the business, results of operations, assets, liabilities, prospects, financial condition or affairs of the Corporation or any of its subsidiaries to any person, company or other entity other than the Offeror and its representatives, other than as disclosed prior to the date hereof; or

     (d) take any action that might reasonably be expected to reduce the likelihood of success of the Offer.

     The Shareholders will notify the Offeror promptly if any such discussions or negotiations are sought or if any proposal in respect of a Proposed Transaction is received, being considered or indicated to be forthcoming.

4.3 Each Shareholder severally covenants and agrees with the Offeror, so long as such Shareholder is not entitled to withdraw the Common Shares owned by such Shareholder form the Offer, to exercise all voting rights attached to the Common Shares owned by such Shareholder to vote against any resolution to be considered by the, shareholders of the Corporation that, if approved, could reasonably be considered to reduce the likelihood of success of the Offer.

4.4 Each Shareholder severally covenants and agrees with the Offeror that, so long as such Shareholder is not entitled to withdraw the Common Shares owned by such Shareholder from the offer, such Shareholder will exercise the voting rights attached to his Common Shares and use his reasonable endeavours to cause the Corporation and its subsidiaries to carry on their respective businesses in the regular and ordinary course consistent with past practice and not to take or make any of the actions or proposals referred to in subsection (d) of section 1.3 hereof.

5    REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

     5.1 The Offeror represents and warrants to each Shareholder, and acknowledges that each Shareholder is relying upon such representations and warranties in entering into this agreement, that:

     (a) it has good and sufficient power, authority and right to enter into this agreement and to complete the transaction contemplated hereby;

     (b) upon the due execution and delivery of this agreement by the Shareholders, this agreement shall be a legal, valid and binding obligation of the Offeror enforceable by each Shareholder against the Offeror in accordance with its terms, and the consummation by it of the transaction contemplated hereby will not constitute a violation of or default order, or conflict with, any contract, commitment, agreement, arrangement, understanding or restriction of any kind to which it is a party or by which it is bound;

     (c) the foregoing representations and warranties will be true, correct and complete on the date on which the Offer is made and on the date on which the Offeror purchases the Subject Shares.

6    TERMINATION

6.1 The obligations hereunder of a particular Shareholder shall terminate at the option of such Shareholder upon written notice given by such Shareholder to the Offeror:

     (a) if the Offeror has not made the Offer by midnight (Vancouver time), on February 25, 1999 (or within seven (7) days thereafter), or such later date as permitted by this Agreement (provided it was required to. do so in accordance with Article 1 hereof); or

     (b) if, the Offer having been made by the time referred to in subsection (a), the Offeror has not, for any reason whatsoever, taken up the Subject Shares under the Offer by 5:00 p.m. (Vancouver time), on the Termination Date of the Offer or, if the Offer is made after February 25, 1999 as permitted by this Agreement, the 60th day following the date thereof.

6.2 If any of the Shareholders has breached or failed to perform and satisfy any of its covenants or agreements herein contained in a material respect or any of the representations and warranties of any such Shareholder contained herein is not true and correct in a material respect, the Offeror may by notice in writing given to the Shareholders terminate this agreement; provided, however, that if Shareholders holding not more than 5% of the Subject Shares breach or fail to perform and satisfy any of their covenants or agreements contained herein in a material respect or any of the representations and warranties of such Shareholder set forth herein are not true and correct in a material respect, and each of the other Shareholders are in fall compliance with its obligations, representations, warranties and covenants hereunder, the Offeror shall not be entitled to terminate this agreement as aforesaid.

6.3 If the Offeror has breached or failed to perform any of its covenants or agreements herein contained in a material respect or any of the representations and warranties of the Offeror set forth herein are not true and correct in any material respect, the Shareholders may by notice in writing given to the Offeror terminate this agreement,

6.4  In the event of the termination of this agreement as provided in section 6.2 and 6.3 above, or the termination of this agreement by each of the Shareholders as provided in section 6.1 above, this agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any party hereto, provided that the foregoing shall not relieve any party from any liability for any breach of this agreement.

7    REGULATORY APPROVALS

     7.1 Each Shareholder covenants that, so long as such Shareholder is not entitled to withdraw any of the Subject Shares from the Offer, such Shareholder shall co-operate with the Offeror in obtaining all governmental and regulatory approvals required to permit the Offeror to make an Offer in accordance with its, terms and acquire Common Shares thereunder.

8    GENERAL

     8.1 No disclosure of this subject matter of this agreement shall be made by any Shareholder or by the Offeror except to their respective counsel or to any other professional advisor engaged by them or to the board of directors of the Corporation or as may be required by applicable law or regulatory authorities; provided, however, that the foregoing shall not prevent the Offeror from disclosing the terms of this agreement in the Offer in such manner as the Offeror or its counsel, acting reasonably, considers appropriate after consultation with counsel to the Corporation. Subject to compliance with any disclosure obligation imposed by law, the parties shall co-ordinate the making and dissemination of any public announcement relating to the subject matter of this agreement,

     8.2 Each Shareholder shall exercise in fall irrevocably release, surrender or waive, on terms and conditions satisfactory to the Offeror, all outstanding options or other entitlements granted to or held by such Shareholder to purchase or otherwise acquire authorized and unissued Common Shares under any option, right, privilege or other entitlement, and shall deposit any Common Shares so acquired under the Offer in accordance with the provisions of this agreement.

     8.3 This agreement shall be binding upon and shall enure to the benefit of and be enforceable by each Shareholder and the Offeror and their respective successors and permitted assigns,

     8.4 The representations, warranties and covenants of each Shareholder and of the Offeror herein shall survive the consummation of the Offer and the purchase of Common Shares by the Offeror thereunder and shall continue in fall force and effect.

     8.5  Time is of the essence of this agreement.

     8.6 Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if delivered:

          (a) in the case of any of the Shareholders, to the address appearing on the first page of this letter; and

          (b) in the case of the Offeror, to the address appearing on the first page of this letter;

          or at such other address as the party to which such notice or other communication is to be given has last notified the party given the same in the manner provided in this section,

     8.7 All references to Common Shares herein shall include any shares into which the Common Shares may be reclassified, subdivided, redivided, consolidated or converted by amendment to the articles of the Corporation and the prices per shall referred to herein shall be amended accordingly.

     8.8 Words signifying the singular numbers shall include, whenever appropriate, the plural and vice versa; and words signifying the masculine gender shall include, whenever appropriate, the feminine or neuter gender.

     8.9 This agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

9    ACCEPTANCE

9.1 If you are in agreement with the foregoing, kindly signify your acceptance by signing the second copy of this letter and delivering it to the Offeror in the manner provided below prior to 5:00 p.m. (Vancouver time), on ___________, 1998, failing which the offer constituted by this letter shall terminate and be of no further effect. letter may be signed in two or more counterparts that together shall be domed to constitute one valid and binding agreement.

Yours truly,

ALR TECHNOLOGIES INC.

By:  /s/ Michael R. Best,
     MICHAEL R. BEST,
     Chairman and Chief Executive Officer

In consideration of your agreement to make the Offer as described above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned Shareholders hereby irrevocably accepts the foregoing as of this 17th day of February, 1999.

706166 ALBERTA LTD.

By:  /s/ Lorne Drever                   /s/ Dean Drever
     Lorne Drever, President            DEAN DREVER

745797 ALBERTA LTD.

By:  /s/ Debbie MacNutt                 /s/ Sandra L. Ross
Debbie MacNutt, President               SANDRA ROSS